Exhibit 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Second Quarter Results

ANNAPOLIS, MD (July 15, 2011) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and six months ended June 30, 2011.  Net loss for the second quarter was $846,000 (unaudited), or ($.13) per share, compared to net income of $593,000 (unaudited), or $.02 per share for the second quarter of 2010.  Net loss was $399,000 or ($.13) per share for the six months ended June 30, 2011, compared to net income of $65,000, or ($.08) per share for the six months ended June 30, 2010.  Earnings per share is calculated using net income (loss) available for common shareholders, which is net income (loss) less preferred stock dividends.

The net loss for the quarter is a result of management’s decision to add approximately $3 million to the loan loss reserves during the quarter for potential losses on primarily acquisition and development loans.  While non-performing assets continue to decrease, and loan delinquencies improve, management elected to add to the reserves as it continues to assess its portfolio.

“While we are not pleased with its impact, management is comfortable with the decision to act in a prudent and cautious manner with respect to the allowance for loan losses.  Were it not for this added reserve, the bank would have had another profitable quarter,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “With the continued sluggish economy nonperforming loans remain one of our toughest challenges. However, due to our diligence in this area our overall delinquencies have decreased.  This judicious reserve decision, along with our persistent efforts to be the premier community bank for the residents and businesses of Anne Arundel County, continue to put the Bank in an excellent position for a strong future.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $940 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Summary Operating Results:
Interest income	$ 11,254	$ 11,698	$ 11,809	$ 12,083	$ 13,045
Interest expense	3,946	4,126	4,448	4,906	4,995
Net interest income	7,308	7,572	7,361	7,177	8,050
Provision for loan losses	2,987	634	1,200	1,000	1,000
Net interest income after provision
for loan losses	4,321	6,938	6,161	6,177	7,050
Non-interest income	447	562	921	724	537
Non-interest expense	6,171	6,709	5,980	6,031	6,533
Income (loss) before income taxes	(1,403)	791	1,102	870	1,054
Income tax expense (benefit)	(557)	344	495	385	461
Net income (loss)	$ (846)	$ 447	$ 607	$ 485	$ 593

Per Share Data:
Basic earnings (loss) per share	$ -0.13	$ 0.00	$ 0.02	$ 0.01	$ 0.02
Diluted earnings (loss) per share	$ -0.13	$ 0.00	$ 0.02	$ 0.01	$ 0.02
Common stock dividends per share	$ -	$ -	$ -	$ -	$ -
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,076,763

Performance Ratios:
Return on average assets	-0.09%	0.05%	0.06%	0.05%	0.06%
Return on average equity	-0.80%	0.44%	0.61%	0.47%	0.60%
Net interest margin	3.39%	3.48%	3.37%	3.17%	3.63%
Efficiency ratio*	60.37%	58.57%	57.84%	62.85%	56.97%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Balance Sheet Data:
Total assets	$ 937,372	$ 967,736	$ 962,543	$ 975,894	$ 1,002,284
Total loans receivable	766,443	780,412	808,808	816,726	840,049
Allowance for loan losses	(31,103)	(29,252)	(29,871)	(30,335)	(34,040)
Net loans	735,340	751,160	778,937	786,391	806,009
Deposits	687,842	718,298	714,776	717,319	742,042
Stockholders' equity	105,005	106,213	106,100	105,813	105,647
Bank's Tier 1 core capital to total assets	12.3%	12.1%	12.3%	12.1%	11.6%
Book value per share	$ 7.78	$ 7.90	$ 7.89	$ 7.86	$ 7.85

Asset Quality Data:
Non-accrual loans	$ 42,088	$ 44,984	$ 46,164	$ 53,563	$ 47,857
Foreclosed real estate	17,291	18,898	20,955	18,783	16,272
Total non-performing assets	59,379	63,882	67,119	72,346	64,129
Total non-accrual loans to net loans	5.7%	6.0%	5.9%	6.8%	5.9%
Allowance for loan losses	31,103	29,252	29,871	30,335	34,040
Allowance for loan losses to total loans	4.1%	3.7%	3.7%	3.7%	4.1%
Allowance for loan losses to total
non-performing loans	73.9%	65.0%	64.7%	56.6%	71.1%
Total non-accrual loans to total assets	4.5%	4.6%	4.8%	5.5%	4.8%
Total non-performing assets to total assets	6.3%	6.6%	7.0%	7.4%	6.4%